UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Atrion Corporation

(Exact name of Registrant as specified in its charter)

Delaware	63-0821819
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

One Allentown Parkway

Allen, Texas 75002

(Address of principal executive offices, including zip code)

Atrion Corporation 2021 Equity Incentive Plan

(Full title of the plan)

David A. Battat

President and Chief Executive Officer

One Allentown Parkway

Allen, Texas 75002

(Name and address of agent for service)

(972) 390-9800

(Telephone number, including area code, of agent for service)

(With a copy to:) B.G. Minisman, Jr. Baker, Donelson, Bearman, Caldwell & Berkowitz, PC Suite 1400 420 20th Street North Birmingham, Alabama 35203

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Non-accelerated filer ☐

Accelerated filer ☐	Smaller reporting company ☐

Emerging growth company ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(3)
Common Stock, $0.10 par value	100,000 shares	$608.40	$60,840,000	$6,637.64

(1)       Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant's Common Stock that become issuable under the above-named plan by reason of any stock splits, stock dividends or similar transactions.

(2)       Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) and (c) under the Securities Act on the basis of the average of the high and low sales prices of the Common Stock as reported on the Nasdaq Global Select Market on May 17, 2021.

(3)       Rounded to the nearest penny.

EXPLANATORY NOTE

This Registration Statement on Form S-8 is being filed to register 100,000 shares of Common Stock of Atrion Corporation (the “Registrant” or the “Corporation”), par value $0.10 per share, reserved for issuance under the Atrion Corporation 2021 Equity Incentive Plan (the “2021 Equity Incentive Plan”).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I will be sent or given to participants in the 2021 Equity Incentive Plan, as specified by Rule 428(b)(1) of the Securities Act. Consistent with the instructions of Part I of Form S-8, such documents will not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus as required by Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents and information previously filed with the Commission by the Registrant are hereby incorporated by reference in this Registration Statement:

(a) The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020 filed with the Commission on March 1, 2021.

(b) All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), other than information contained in Current Reports on Form 8-K that is deemed furnished and not filed, since the end of the fiscal year covered by the Annual Report referred to in (a) above, including the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2021 (filed with the Commission on May 10, 2021).

(c) The description of the Registrant’s common stock which is contained under the caption “Description of Atrion Corporation’s Securities Registered pursuant to Section 12 of the Securities Exchange Act of 1934” filed as Exhibit 4a to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, filed with the Commission on March 1, 2021, including any amendment or report filed for the purpose of updating such description.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the filing of this Registration Statement, and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law provides that, among other things, a corporation may indemnify directors and officers as well as other employees and agents of the corporation against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than action by or in the right of the corporation, a “derivative action”), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys’ fees) incurred in connection with the defense or settlement of such actions, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s bylaws, disinterested director vote, stockholder vote, agreement or otherwise

Under our Bylaws and subject to the applicable provisions of Delaware law, we have agreed to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that he is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

We also maintain liability insurance for directors and officers, as authorized by Section 145 of the Delaware General Corporation Law.

We have entered into indemnification agreements with each of our directors and executive officers. The indemnification agreements provide our directors and executive officers with contractual rights to indemnification to the fullest extent permitted by the Delaware General Corporation Law and to the advancement of expenses. The indemnification agreements also require us to use our good faith reasonable efforts to provide and maintain liability insurance for directors and executive officers.

Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duties as a director, except for liability (i) for any transaction from which the director derives an improper personal benefit, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law (certain unlawful distributions) or (iv) for any breach of a director's duty of loyalty to the corporation or its stockholders. Article XI of our Certificate of Incorporation includes such a provision.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Description

4.1	Certificate of Incorporation of Atrion Corporation (incorporated by reference to the Registrant’s Definitive Proxy Statement on Schedule 14A filed January 10, 1997).

4.2	Bylaws of Atrion Corporation (incorporated by reference to Exhibit 3.1 to the Registrant’s Form 8-K filed March 19, 2018).

*5.1	Opinion of Baker, Donelson, Bearman, Caldwell & Berkowitz, PC

*23.1	Consent of Grant Thornton LLP.

*23.2	Consent of Baker, Donelson, Bearman, Caldwell & Berkowitz, PC (included as part of Exhibit 5.1).

*24.1	Powers of Attorney (set forth on the signature page hereof).

99.1	Atrion Corporation 2021 Equity Incentive Plan (incorporated by reference to Appendix A to the Registrant’s Definitive Proxy Statement on Schedule 14A filed on April 7, 2021).

___________________

*Filed herewith

Item 9. Undertakings.

(a)           The undersigned Registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)            To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b)(§ 230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)          To include any material information with respect to the plan of distribution not previously dis- closed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that the undertakings set forth in paragraphs (A)(1)(i) and (A)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act (15 U.S.C. 78m or 78o(d)) that are incorporated by reference in the Registration Statement.

(2)           That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes, that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Allen, State of Texas on May 21, 2021.

ATRION CORPORATION

By:	/s/ David A. Battat
David A. Battat
President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints David A. Battat and Jeffery Strickland, and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary fully to all intents and purposes as he might or could do in person thereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ David A. Battat	President and Chief Executive Officer	May 21,2021
David A. Battat	(Principal Executive Officer)

/s/ Jeffery Strickland	Vice President, Chief Financial	May 21, 2021
Jeffery Strickland	Officer and Secretary-Treasurer (Principal Financial and Accounting Officer)

/s/ Emile A Battat	Chairman of the Board of Directors	May 21, 2021
Emile A Battat

/s/ Preston G. Athey	Director	May 21, 2021
Preston G. Athey

/s/ Hugh J. Morgan, Jr.	Director	May 21, 2021
Hugh J. Morgan, Jr.

/s/ Ronald N. Spaulding	Director	May 21, 2021
Ronald N. Spaulding

/s/ John P. Stupp, Jr.	Director	May 21, 2021
John P. Stupp, Jr.